Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180217, 333-188942 and 333-194277 on Form S-8 of our reports dated March 2, 2015, relating to the financial statements of Demandware, Inc. and the effectiveness of Demandware, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Demandware, Inc.’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Demandware, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 2, 2015